Exhibit 10.11

Short Employment Letter Agreement

This letter agreement (“Agreement”) memorializes a verbal agreement discussed as noted between the members of BioAtla LLC (“BioAtla”), a Delaware company, and Dr. Jay M. Short (“Dr. Short”), it’s Chairman and Chief Executive Officer.

1.	For his roll as Chairman & Chief Executive Officer of BioAtla, beginning April 2nd, 2007, Dr. Jay M. Short, shall be paid a starting annual base salary of $250,000 (paid twice monthly);

2.	Salary shall be paid through BioAtla payroll.

3.	Dr. Short shall receive all company benefits available to employees including, but not limited to, health and dental insurance, vision coverage, vacations, and bonuses.

4.	Beginning in January 1st, 2008, Dr. Short, subject to his approval on an annual basis, voluntarily limited his salary increase to the average raise given to the employees of the company.

Carolyn Anderson

Managing Member

BioAtla

Letter Amendment

Short Employment

October 1st, 2011

This letter amendment (“Amendment”) memorializes an agreement by Dr. Jay M. Short (“Dr. Short”), Chairman and Chief Executive Officer of BioAtla LLC to modify his BioAtla annual salary (“Salary”). From October 1st, 2011 to July 31st, 2013, Dr. Short’s Salary shall to one third of his existing salary. His salary shall resume August 1st, 2013 at the normal rate (rate includes a 4% annual COLA).

/s/ Carolyn Anderson
Carolyn Anderson Managing Member BioAtla